UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 27, 2005

TEXAS INDUSTRIES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	1-4887	75-0832210
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1341 West Mockingbird Lane Dallas, Texas		75247
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, including area code: (972) 647-6700

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

          In connection with the spin-off described in Item 8.01 below, on July 27, 2005, Texas Industries, Inc. (the “Company”) and Chaparral Steel Company (“Chaparral”) entered into Amendment No. 1 to Separation and Distribution Agreement pursuant to which the formula for calculating the number of options to be issued by Chaparral to its employees in replacement of options issued by the Company was amended.  Such Amendment No. 1 is attached as Exhibit 10.1.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

          (b)           In connection with the spin-off described in Item 8.01 below, four directors of the Company resigned effective on July 29, 2005, and are now directors of Chaparral.  The four directors are Eugenio Clariond, James M. Houk, Jr., Ian Wachtmeister and Elizabeth Williams.

Item 8.01	Other Events.

          On July 29, 2005, the Company completed the spin-off of its steel operations by distributing all of the outstanding common stock of Chaparral to the Company’s stockholders in a pro-rata tax-free dividend of one share of Chaparral common stock for each outstanding share of Company common stock held of record on July 20, 2005.  The press release announcing the completion of the spin-off is attached as Exhibit 99.1.  In addition, the Company announced that the spin-off resulted in an adjustment to the conversion ratio for its 5.5% Shared Preference Redeemable Preferred Securities.  The press release announcing the adjustment is attached as Exhibit 99.2.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

10.1	Amendment No. 1 to Separation and Distribution Agreement, dated July 27, 2005, between the Company and Chaparral Steel Company.
99.1	Press Release dated July 29, 2005 announcing completion of spin-off.
99.2	Press Release dated July 29, 2005 announcing adjustment of conversion ratio of 5.5% Shared Preference Redeemable Preferred Securities.

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TEXAS INDUSTRIES, INC.

	By:	/s/ FREDERICK G. ANDERSON

Frederick G. Anderson
Vice President and General Counsel
Date: August 1, 2005